EXHIBIT 99.1

PRESS RELEASE                                               Source: Circle Group
                                                            Holdings, Inc.

CIRCLE GROUP HOLDINGS, INC. REPORTS SECOND QUARTER
2004 FINANCIAL RESULTS
Monday August 16, 3:32 pm ET

NEW Z-TRIM/Z-BIND PLANT RIBBON CUTTING SET FOR AUGUST 25

MUNDELEIN, Ill., August 16 /PRNewswire-FirstCall/ -- Circle Group Holdings, Inc. (Amex: CXN - NEWS) a pioneer of emerging technology companies, announced today its financial results for the second quarter ended June 30, 2004. Revenues for the quarter of $218,724 were 9.5% higher than the $199,822 from the same quarter a year earlier. The Company reported a net loss for the second quarter 2004 of $937,853 or $0.02 per share, versus the net loss of $119,771 or $0.00 per share for the second quarter of 2003. The second quarter loss increased from the prior year as a result of higher costs related to the build out of the FiberGel Technologies manufacturing facility.

Revenues for the six-month period ending June 30 of $342,528 were 14.4% lower than the $400,089 from the same period a year earlier. The Company reported a net loss $2,586,112 for the six-months ended June 30, or $0.07 per share, a 572% increase from the net loss of $384,952 or $0.02 per share for the same period of last year. The increase was due to the higher costs related to the build out of the FiberGel Technologies manufacturing facility.

Total assets increased to $6,605,299 at June 30, 2004 from $2,814,016 on December 31, 2003 as a result of additional funds raised from equity transactions as well as the exercise of Options and warrants. Total operating expenses increased by $612,808 or approximately 196% to $925,163 for the three months ended June 30, 2004 from $312,355 for the same period in 2003, and increased by $1,892,226 or approximately 317% to $2,489,404 for the six months ended June 30, 2004 from $597,178 for the same period of last year. Net cash used by operating activities increased by 165% to $1,116,317 for the six months ended June 30, 2004 as compared to $420,552 for the same period in 2003. Net cash used by operating activities was $289,212 for the three months ended June 30, 2004, as compared to $289,946 for the same period in 2003.

"We ramped up our investment in Z-Trim(TM) and Z-Bind(TM) production and technology development with our new nearly completed Mundelein production facility. It will allow us to meet the growing market demand that we are experiencing," said Gregory J. Halpern -- Chairman, CEO & President of Circle Group Holdings. "Our new plant will have its ribbon cutting ceremony on August 25."

Recent Company Highlights:

         * Circle Group Holdings Added to the Russell 3000
         http://www.crgq.com/press/06_29_2004.html
         -----------------------------------------

         * Circle Group Settles Lawsuit for $950,000
         http://www.crgq.com/press/06_16_2004.html
         -----------------------------------------

         * Eastern Illinois University's Taste Tests Demonstrate Benefits of Circle Group Holdings' Z-Trim Fat Replacement
         http://www.crgq.com/press/06_10_2004.html
         -----------------------------------------

         * Leadership Council Honors Greg Halpern of Circle Group - Successful Meeting Follows On Capitol Hill
         http://www.crgq.com/press/04_05_2004.html
         -----------------------------------------

         * Independently conducted "Taste Tests" recognize benefits of Circle Group Holdings' Z-Trim fat replacement
         http://www.crgq.com/press/04_26_2004.html
         -----------------------------------------

         Circle Group Holdings, Inc. held it's annual shareholder meeting on was held at the company's headquarters in Mundelein, Illinois.

About FiberGel Technologies

FiberGel owns the worldwide rights to Z-Trim for all fields of use, which was invented over many years by Outstanding Senior Research Scientist Dr. George Inglett (http://www.thesoydailyclub.com/Research/ars2132002.asp) at the United States Department of Agriculture (USDA). Z-Trim is a patented revolutionary all-natural, zero calorie fat replacement that

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                                                                    EXHIBIT 99.1

reduces calories and increases healthy insoluble fiber in a variety of products, including cheese, baked goods, processed meats, dressings, confectionery and a wide range of other prepared foods. It has been well received by consumers and major domestic and foreign food manufacturers as a vital mainstream ingredient for making healthier foods with fewer calories that don't sacrifice taste or texture. For more information about FiberGel Technologies, visit http://ztrim.com.

About Z-Amaize Technologies, Inc.

Z-Amaize is a wholly owned subsidiary of Circle Group Holdings created to market its line of Z-Bind industrial adhesive products for the plywood manufacturing industry. Z-Bind is an adhesive extending component that emerged from research performed by its FiberGel Technologies product development group. Z-Bind products represent an affordable alternative to plywood manufacturers seeking superior and environmentally friendlier adhesives. For more information about Z-Bind, visit http://www.crgq.com/zbind.

About Circle Group Holdings, Inc.

Circle Group Holdings, Inc. (Amex: CXN - NEWS; http://crgq.com), is a pioneer of emerging technology companies. The Company provides small business infrastructure, funding and substantial intellectual capital to bring important and timely life-changing technologies to market through all early phases of the commercialization process. All Company press releases are available at www.crgq.com/html/breakingnews.html.

Forward-Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," or "expects," and other statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. Reference is made to the Company's filings with the Securities and Exchange Commission for a more complete discussion of such risks and uncertainties.

    Contact: Steve Cohen
    Voice:   847-549-6002
    Email:   ir@crgq.com


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Source: Circle Group Holdings, Inc.